Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 11, 2012

Registration Statement No. 333-181985

$1.5+bn (no grow) Mercedes-Benz Auto Receivables Trust 2012-1 [MBART 2012-1]
Jt-Leads:  Citi (str), DB, RBS
Co-Mgrs:   RBC, CA

CL	$SIZEMM	WAL	M/S&P	PWIN	E.FINAL	L.FINAL	BENCH	SPREAD	YIELD%	CPN	PRICE
A1	450.00	0.27	P1/A1+	1-7	13-Apr	13-Sep	YLD	--	0.23	0.230	100.00000%
A2	500.00	1.02	Aaa/AAA	7-18	14-Mar	15-Mar	EDSF	2	0.378	0.370	99.99216%
A3	450.00	2.12	Aaa/AAA	18-35	15-Aug	16-Oct	ISWP	7	0.475	0.470	99.99047%
A4	146.50	3.12	Aaa/AAA	35-38	15-Nov	18-Dec	ISWP	13	0.618	0.610	99.97777%

TRADE DATE        :   Sept 11, 2012
TICKER            :   MBART 2012-1
REGISTRATION      :   Public/SEC-registered
SETTLE            :   Sep 19
PXG SPEED         :   1.3% ABS to 10% Call
FIRST PAY         :   October 15, 2012
MIN DENOM         :   $1k by $1k
ERISA ELIGIBLE    :   YES
BILL & DELIVER    :   Citi

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-877-858-5407.